Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of March, 2013, by and between PETROSHARE CORP, a Colorado corporation with its principal place of business located at 7200 S. Alton Way #B-220, Centennial, Co 80111 (hereinafter referred to as "Company" or "Employer") and Frederick J. Witsell (hereinafter referred to as the "Employee").

RECITALS

NOW THEREFORE, in consideration of the Recitals and the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, the parties hereby accept employment on the terms and conditions hereinafter set forth.

1.   Term.  Subject to the provisions for termination hereinafter provided, the initial one (1) year term of this Agreement shall commence on March 1, 2013 and terminate on February 28, 2014, and shall continue thereafter on a year to year basis unless terminated by the Company by delivery of written notice to the Employee not later than thirty (30) days prior to the date for termination as indicated in said notice.

2.   Compensation and Performance Review.

a)   For all services rendered by the Employee under this Agreement, commencing March 1, 2013, the Company shall be obligated to pay the Employee a salary of $12,500.00 per month, payable in accordance with the Employer's regular payroll procedure.

b)   At the end of every yearly period after the commencement of the term of this agreement, the Company shall grant the Employee a performance and salary review for the purposes of gauging the performance of the Employee for the preceding year and adjusting the salary of the Employee hereunder looking to the results of such review and the Company's financial progress, among other things, as guides in such adjustments.

3.   Duties.  Employee is engaged as the President and Director of Operations and Geosciences of the Company. In such capacity, Employee shall exercise detailed supervision over the operations of the Company subject, however, to control by the Board of Directors. The Employee shall perform all duties incident to the title of President and such other duties as from time to time may be assigned to him by the Board of Directors.

4.    Best Efforts of Employee. The Employee shall devote his full time efforts to the business of the Company and to all of the duties that may be required by the terms of this Agreement to the reasonable satisfaction of the Company. The Employee shall at all times faithfully, with diligence and to the best of his ability, experience and talents, perform all the duties that may be required of and from his pursuant to the express and implicit terms hereof to the reasonable satisfaction of the Company. Such services shall be rendered at such other place or places as the Company shall in good faith require or as the interest, needs, business or opportunity of the Company shall require. The Employee agrees not to engage in any employment or consulting work or any trade or business for his account or for or on behalf of any other person, firm or corporation, unless the Employee obtains prior written consent from the Board of Directors of the Company.

Notwithstanding anything to the contrary contained herein, Exhibit A attached hereto is a disclosure of Employee's current oil and gas properties which were acquired prior to the date of this Agreement and as such, the Company agrees that Employees ownership and passive activities associated with these properties do not constitute a violation of this paragraph or Agreement.

5.   Working Facilities. The Employee shall be furnished with all such facilities and services suitable to his position and adequate for the performance of his duties.

6.   Expenses.   The Employee is authorized to incur reasonable expenses for promoting the business of the Company, including his out-of-pocket expenses for entertainment, travel and similar items. The Company shall reimburse the Employee for all such expenses on the presentation by the Employee, from time to time, of an itemized account of such expenditures in accordance with the guidelines set forth by the Internal Revenue Service for travel and entertainment.

7.   Benefits.  The Employee shall be entitled to receive any and all health, insurance, disability or any other benefit plan adopted by the Board of Directors from time to time for the benefit of its employees.

8.   Vacation.  The Employee shall be entitled each year to a vacation of a reasonable amount during which time his compensation shall be paid in full.

9.   Disability.

c)   Should the Employee, by reason of illness or incapacity, be unable to perform his job for a period of up to and including a maximum of three (3) months, the compensation payable for and during such period under this Agreement shall be unabated. The Board of Directors shall have the right to determine the incapacity of the Employee for the purposes of this provision, and any such determination shall be evidenced by its written opinion delivered to the Employee. Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board. Should the Board of Directors determine the Employee incapable of the performance of his duties, the Employee's compensation thereafter shall be reduced to zero.

d)   The Employee shall receive full compensation upon his return to employment and regular discharge of his full duties hereunder. Should the Employee be absent from his employment for whatever cause for a continuous period of more than 365 calendar days, the Company may terminate this Agreement and all obligations of the Company hereunder shall cease upon such termination.

10.          Termination.

a)   The Company may terminate this Agreement with cause at any time with immediate notice to the Employee thereof, and such notice having been given, this Agreement shall terminate in accordance therewith. For the purpose of this section, "cause" shall be defined as meaning such conduct by the Employee which constitutes in fact and/or law a breach of fiduciary duty or felonious conduct having the effect, in the opinion of the Board of Directors, of materially adversely affecting the Company and/or its reputation.

b)   The Company may terminate this Agreement without cause by giving thirty (30) days written notice to the Employee, and such notice having been given, this Agreement shall terminate in accordance therewith.

c)   The Employee may terminate this Agreement without cause by giving thirty (30) days written notice to the Company, and such notice having been given, this Agreement shall terminate in accordance therewith.

d)   In the event of termination without cause or being asked to resign as part of a merger, acquisition, buyout or any corporate restructure, the Employee shall be entitled to receive compensation through the original term specified in paragraph one (1). Such compensation shall be paid in full at the date of termination only if the Employment Agreement is terminated without cause. After the date of termination, all benefit and incentive programs of any kind or nature then in place shall terminate.

11.          Notices.     All notices, demands, elections, opinions or requests (however characterized or described) required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or by tested telex, telegram or cable to, in the case of the Company:

PETROSHARE CORP
Mr. Steve Foley, CEO
7200 South Alton Way, Ste #B-220
Centennial, Co 80111
Sfoley43@msn.com
(303) 591-1321 cell

and in the case of the Employee:

Frederick J. Witsell

12.   Confidential Information.  During the term of this Agreement, the Employee will have access to certain confidential information and materials, including but not limited to oil and gas property and lease information, originated by the Company or disclosed to the Company by others under agreements to hold the same confidential ("Confidential Information"). Confidential Information further includes, but is not limited to, all technical, engineering, property and lease information, financial, business practices, customer lists, customer identities and commercial information heretofore or hereafter disclosed or transmitted by the Company in any form and manner to the Employee or otherwise received by the Employee, whether orally or in writing. Employee acknowledges that Employee shall not either directly or indirectly use, disclose or communicate to any person or entity any Confidential Information for any purpose at all whether during or after the term of this Agreement, except to the extent any such information was known to Employee prior to the date of this Agreement or becomes generally known to the public through no fault of Employee. Furthermore, the terms of this provision survive the Term of this Agreement, or any termination thereof for a period of one (1) year.

13.   Remedies.   Employee acknowledges that any failure to carry out an obligation under this Agreement, or a breach by the Employee of any provision herein, will constitute immediate and irreparable damage to the Company, which cannot be fully and adequately compensated in money damages and which will warrant preliminary and other injunctive relief, an order for specific performance, and other equitable relief. Employee also understands that other actions may be taken and remedies enforced against the Employee, including termination of any other agreements the Employee may have with the Company.

14.   Entire Agreement.    This Agreement contains the entire agreement between the Company and the Employee, regarding employment of the Employee. This Agreement shall not be modified except by written agreement signed by both parties.

15.   Headings.    The subject headings of the articles and sections contained in this Agreement are included for convenience purposes only and shall not control or affect the meaning, construction or interpretation of any provision hereof.

16.   Assigns.  This Agreement shall be binding upon the Company and Employee, their respective heirs, executors, legal representatives, successors and assigns.

17.   Waiver and Severability.  No waiver by either party of any breach or default hereof by the other shall be deemed to be a waiver of any preceding or succeeding breach or default hereof, and no waiver shall be operative unless the same shall be in writing. Should any provision of this Agreement be declared invalid by a court of competent jurisdiction, the remaining provisions hereof shall remain in full force and effect regardless of such declaration.

18.   Arbitration.     Any dispute regarding the subject matter of this Agreement shall be resolved by binding arbitration to be conducted by an arbitration association upon mutual written agreement of the parties. The prevailing party shall be entitled to an award of attorney's fees, costs and expenses. The award may be converted to an order of a court of competent jurisdiction, and each party voluntarily submits to personal jurisdiction in the federal and state courts located in Colorado. Notwithstanding the aforementioned, the Company shall be entitled to seek injunctive relief for violation of the provisions of Section 12 herein, as provided in Section 13 herein.

19.             Counterparts.    This Agreement may be executed in several counterparts and shall constitute one Agreement, binding on all parties hereto, notwithstanding that all parties are not signatory as to other original or the same counterpart. Facsimile signatures are acceptable.

20.             Time. Time is of the essence.

21.             Governing Law.   This Agreement shall be construed under the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

PETROSHARE CORP		THE EMPLOYEE:
By:	/s/ Steve Foley	By:	/s/ Frederick J. Witsell
	Steve Foley, CEO		Frederick J. Witsell

Exhibit A

Attached to that certain Employment Agreement dated  ____________________ , 2013 by and between
Frederick J. Witsell (Employee) and Petro Share Corp (Company)

Disclosure of Oil & Gas Properties Owned by Employee

Bar X Field Area — Working Interest Ownership
Located generally in Grand Co. UT and Mesa Co. Colorado

Sulphur Gulch Field Area — Overriding Royalty Interest Ownership
Located in and around Township 9 South, Range 98 West, Mesa County, Colorado

Buck Peak Field Area — Overriding Royalty Interest Ownership
Located in and around Township 6 North, Range 90 West, Moffat Co. Colorado